Exhibit 99.1

Popular Community Bank Completes the Sale of its Illinois Regional Operations

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--August 11, 2014--Popular, Inc. (NASDAQ:BPOP) today announced that Popular Community Bank (“PCB”), its U.S. banking subsidiary, completed the previously announced sale of its Illinois regional operations to First Midwest Bank, the wholly – owned subsidiary of First Midwest Bancorp, Inc. (NASDAQ:FMBI).

As part of the transaction, PCB sold its 12 branches in the Chicago metropolitan area, including $562 million in loans and $726 million in deposits, each as of July 31, 2014.

The transaction is expected to result in a net premium of approximately $18.4 million, before customary transaction related costs.

This transaction is part of the previously announced strategic reorganization of Popular, Inc.’s U.S. operations, which includes the sale of PCB’s regional operations in California, Illinois and Central Florida and the centralization of certain back office operations in Puerto Rico and New York. The sales of the Central Florida and California regional operations are expected to close prior to the end of 2014.

RBC Capital Markets, LLC acted as financial advisor to Popular. Sullivan & Cromwell LLP, New York, NY, and Chuhak & Tecson, P.C., Chicago, IL, acted as legal counsels to Popular.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks.

For more information, visit http://www.popular.com

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596(mobile)
Senior Vice President, Corporate Communications